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Genta Announces New Phase 3 Trial of Genasense® in
Patients with Advanced Melanoma

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Trial seeks to confirm benefit using biomarker to target patients with high unmet need

BERKELEY HEIGHTS, NJ – April 18, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company will conduct a new randomized controlled Phase 3 trial of its lead anticancer product, Genasense® (oblimersen sodium) Injection, in patients with advanced melanoma.  The Company has sought scientific advice on final aspects of the trial design from regulatory authorities in Europe and the U.S.  The Company is actively recruiting experienced investigative sites in Europe, Australia, and North and South America, and expects to initiate patient enrollment during the summer of 2007.

The trial is designed to expand evidence for the safety and efficacy of Genasense combined with dacarbazine for patients who have not previously been treated with chemotherapy.  The study will prospectively target patients using a biomarker that identified patients who derived maximal benefit in a preceding trial of Genasense, including significant increases in overall and progression-free survival.  Genta expects to enroll approximately 300 subjects in this trial.  Genasense in melanoma has been designated an Orphan Drug in Australia and the U.S., and the drug has Fast Track designation in the U.S.

“As the lead investigative site in the prior trial, we were highly gratified by seeing results that exceeded those from any other randomized study in patients with advanced melanoma,” commented Dr. Agop Y. Bedikian, Professor of Medicine, M.D. Anderson Cancer Center.  “We are very pleased to participate in this new trial of Genasense combined with chemotherapy in a biomarker-targeted population.”

“The announcement of this trial reaffirms our long-standing commitment to patients afflicted with advanced melanoma,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “The existing Genasense data derive from the largest study ever conducted in this condition.  Use of a standard biomarker (serum lactate dehydrogenase [LDH]) to target specific patients should facilitate completion of this study in a considerably smaller population, and if positive, worldwide regulatory submissions.”

"At the Melanoma Research Foundation, our mission is to support research that discovers and rapidly translates effective treatments for patients with melanoma," commented Linda Pilkington, Executive Director.   "Advanced melanoma is a deadly disease with no satisfactory treatment options available for patients.  We are extremely supportive of this new trial that offers the potential to benefit patients.”

About Genasense in Advanced Melanoma

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of resistance to cancer treatment.  By knocking down Bcl-2 in cancer cells, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma.  In its initial trial, Genta performed the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma.  A summary of the long-term followup data from that study, on which the design of the new trial is based, appears below.

Efficacy

In this trial, 771 patients from 139 sites in 9 countries were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense.  The paper includes data from a prospectively defined analysis that evaluated 24-months of minimum follow-up on all patients.  Unless otherwise noted, these results were based on an intent-to-treat analysis:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	13.5%	7.5%	0.007
Complete response	2.8%	0.8%	0.03
Durable response	7.3%	3.6%	0.03
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization, patients were prospectively stratified according to certain risk factors, including elevated blood levels of an enzyme known as LDH – a factor that previous clinical studies have shown is strongly associated with poor outcome.  The final analysis has shown that LDH was the sole stratification factor significantly associated with a treatment interaction.  When this treatment effect was evaluated, the efficacy of Genasense was significantly superior for all major efficacy outcomes in patients who had normal LDH at baseline, a group that comprised approximately two-thirds of patients in the trial (N=508).  In this group, the following efficacy results were observed:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.04
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

Safety

The most frequent serious adverse events that occurred in ≥ 5% of patients were fever and disease progression (6.2% vs. 2.8%, and 5.1% vs. 4.7%, respectively, for Genasense/DTIC with DTIC alone).  The most frequent Grade 3 or 4 adverse events that occurred in ≥ 5% of patients were neutropenia (21.3% vs. 12.5%), thrombocytopenia (15.9% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.3% vs. 4.7%), and nausea (6.7% vs. 2.5%).  Although there was an increase in discontinuations due to adverse events in the Genasense arm (19% vs. 11%), there was no difference in the number of fatal, treatment-emergent adverse events (i.e., events that lead to a death on study or within 30 days from last study treatment).  An abstract of the scientific article that describes these results can be accessed at:: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Melanoma

Malignant melanoma is the most deadly form of skin cancer. The incidence of this disease is increasing by approximately 4% annually in the US.  In 2004, the American Cancer Society estimates more than 55,000 cases of malignant melanoma will have been diagnosed. Melanoma is the number one cause of cancer death in women aged 25 to 29.  More information about melanoma can be accessed at the Melanoma Research Foundation: http://www.melanoma.org.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACTS:

Investors:

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980
info@genta.com